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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                     MILLENNIUM MULTI MEDIA.COM CORPORATION

We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of the corporation under the provisions of the Utah Business Corporation Act (hereinafter called the "Act"), do hereby adopt the following Articles of Incorporation for such Corporation.

                                    ARTICLE I

Name.   The name of the Corporation is Millennium Multi Media.com Corporation.

                                   ARTICLE II

Period of Duration. The period of duration of the Corporation is perpetual.

                                   ARTICLE III

Purposes and Powers. The purpose for which this Corporation is organized is to invest in all forms of investments, including real and personal property, stocks and bonds, including but not limited to, minerals and oil, and to acquire options to purchase such properties, and to engage in all other lawful business.

                                   ARTICLE IV
Capitalization.


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(a) This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock". Three hundred million (300,000,000) shares of Common Stock of $0.001 par value may be issued. Twenty million (20,000,000) shares of Preferred Stock of $0.001 par value may be issued.

(b) The board of directors may divide the Preferred Stock into any number of series. The board shall fix the designation and number of shares of each such series. The board may determine and alter the rights, preferences, privileges, and restrictions granted to and imposed upon any wholly issues series of the Preferred Stock. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.

(c) At the effective time of this Amendment, the Corporation shall effect a reverse split in its issued and outstanding Common Stock so that the 237,598,000 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-100 basis, and stockholders shall receive one share of the Corporation's post-split Common Stock, $0.001 par value, for each 100 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interests will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of shareholders, and will have no effect on the shareholders' equity in the Corporation except for a transfer of approximately $235, 222 from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.

                                    ARTICLE V

Incorporators. The name and post office address of each incorporator is:

Keith Randall                 Don M. Jensen                 Jonathan W. Richards
930 Newberry Road             5551 Easton Street            450 East 100 South, #23
Salt Lake City, Utah 84108    Salt Lake City, Utah 84118    Salt Lake City, Utah 84111

                                   ARTICLE VI

Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than nine (9) directors. Directors need not be stockholders of the Corporation. The number of Directors constituting the initial Board of Directors is three (3) and the names and post office addresses of the persons who shall serve as Directors until their successors are elected and qualified are:

Keith Randall                 Don M. Jensen                 Jonathan W. Richards
930 Newberry Road             5551 Easton Street            450 East 100 South, #23
Salt Lake City, Utah 84108    Salt Lake City, Utah 84118    Salt Lake City, Utah 84111

                                   ARTICLE VII

Commencement of Business. The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

                                  ARTICLE VIII

Preemptive Rights. There shall be no preemptive rights to acquire unissued and/or treasury shares of the stock of the Corporation.

                                   ARTICLE IX


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Voting of Shares. Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the stockholders. Each stockholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such stockholders, or by his duly authorized attorney-in-fact. At each election of Directors, every stockholder entitled to vote in such election shall have the right to vote, in person or by proxy, the number of shares owned by him or it for as many persons as there are Directors to be elected and for whose election he or it has the right to vote, but the Shareholder shall have no right to accumulate his or its votes with regard to such election.

                                    ARTICLE X

Initial Registered Office and Initial Registered Agent. The address of the initial registered office of the Corporation is 930 Newberry Road, Salt Lake City, Utah 84108, and the initial Registered Agent at such office Keith Randall.

                                   ARTICLE XI

Exemption. The provisions of the Utah Control Shares Acquisition Act (Utah Code Ann. 61-6-1 et seq.) shall not apply to this corporation. ARTICLE XII

                                  ARTICLE XII

Directors' Liability. The liability of the directors of the Corporation shall be limited to fullest extent allowed by the Revised Business Corporation Act of the State of Utah.

STATE OF UTAH         )
                      : ss
COUNTY OF SALT LAKE   )

/s/ Keith Randall
Keith Randall

/s/ Don M. Jenses
Don M. Jensen

/s/ Jonathan W. Richards
Jonathan W. Richards


SUBSCRIBED AND SWORN TO before me this 15th day of June, 1983.

                                    /s/ Kathleen P. Landon

                                    Notary Public

                                    Residing at Salt Lake City

My Commission Expires:

3/12/85
(Seal)


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